EXHIBIT 10.33
                                                                   -------------

                    FOURTH AMENDMENT TO CREDIT AND SECURITY
                        AGREEMENT AND WAIVER OF DEFAULTS

         This Amendment, dated as of December 20, 2001, is made by and between NATURADE, INC., a Delaware corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

                                    Recitals
                                    --------

         A. The Borrower and the Lender are parties to a Credit and Security Agreement dated as of January 27, 2000 as amended by that certain First Amendment to Credit and Security Agreement dated as of November 16, 2000, by that certain Second Amendment to Credit and Security Agreement dated as of January 3, 2001, and by that certain Third Amendment to Credit and Security Agreement dated as of May 14, 2001 (collectively referred to herein, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

         B. The Borrower wishes to sell certain preferred stock and warrants to Westgate Equity Partners, L.P. in consideration of Two Million Five Hundred Thousand Dollars ($2,500,000) in cash and the proposed investment necessitates certain waivers under and changes to the Credit Agreement.

         C. Westgate and the Borrower have asked the Lender to amend the Credit Agreement in certain respects. The Lender is willing to amend the Credit Agreement pursuant to the terms and conditions set forth herein. The Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of the Lender's rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

         1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

         2. Amendments to Article I:

         Definitions. Section 1.1 is hereby amended as follows:

         (a) Borrowing Base. The definition of "Borrowing Base" as set forth in
Section 1.1 is hereby amended and restated to read in its entirety as follows:

         "Borrowing Base means, at any time the lesser of:

         (a) the Maximum Line; or


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         (b) subject to change from time to time in the Lender's commercially reasonable discretion, exercised in good faith and based on a demonstrable change in circumstances, the sum of:

         (i) Seventy five percent (75%) of Eligible Accounts plus

         (ii) the lesser of Two Million Dollars ($2,000,000) or fifty percent (50%) of Eligible Inventory, and minus

         (iii) any Availability Reserves."

         (b) Change in Control. A new definition is hereby inserted into Section
1.1 in proper alphabetical order to read as follows:

         `"Change of Control' means the occurrence of any of the following events:

         (a) any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Westgate or Health Holdings and Botanicals, Inc., is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty percent (30%) of the voting power of all classes of voting stock of the Borrower.

         (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of the Borrower, was approved by a vote of sixty-six and two-thirds of one percent (66-2/3%) of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

         (c) Senior Management shall cease to actively manage the Borrower's day-to-day business activities."

         (c) Floating Rate. The definition of "Floating Rate" as set forth in
Section 1.1 is hereby amended and restated to read in its entirety as follows:

         `"Floating Rate' means an annual rate equal to the sum of the Base Rate plus two percent (2.0%), which annual rate shall change when and as the Base Rate changes; provided however, if no Event of Default exists or has occurred and is continuing, such Floating Rate shall be reduced as follows: (a) if Borrower generates Net Income of not less than Zero Dollars ($0) per month for a consecutive three (3) month period and continuing thereafter, the Floating Rate shall be reduced to an annual rate equal to the sum of the Base Rate plus one

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and one-quarter percent (1.25%) and (b) if Borrower generates Net Income of One
Hundred Thousand Dollars ($100,000) per month or more for a consecutive six (6) month period and continuing thereafter, the Floating Rate shall be reduced to an annual rate equal to the sum of the Base Rate plus one percent (1.0%). Provided further, however, that if at any time after either such reduction in the Floating Rate the Borrower's Net Income for any month is less than Zero Dollars ($0), the Floating Rate shall be increased again to the sum of the Base Rate plus two percent (2%). Each such reduction in the Floating Rate shall be effective as of the first day of the month following Lender's receipt of Borrower's monthly financial statements pursuant to Section 6.1(b) hereof reflecting such minimum Net Income amounts for the applicable periods. "

         (d) Maximum Line. The definition of "Maximum Line" as set forth in
Section 1.1 is hereby amended and restated to read in its entirety as follows:

         `"Maximum Line' means Four and One Half Million Dollars ($4,500,000), unless said amount is reduced pursuant to Section 2.7, in which event it means the amount to which said amount is reduced."

         (e) Senior Management. A new definition is hereby inserted into Section
1.1 in proper alphabetical order to read as follows:

         "Senior Management means Lawrence J. Batina and Bill D. Stewart."

         (f) Westgate. A new definition is hereby inserted in Section 1.1 in proper alphabetical order to read as follows:

         "Westgate means Westgate Equity Partners, L.P."

         3. Amendment to Article II:

         (a) Maturity Date. The first sentence of Section 2.6 is hereby amended and restated to read in its entirety as follows:

         "This Agreement and the other Loan Documents shall become effective as of January 27, 2000 and shall continue in full force and effect for a term ending on December 31, 2003 (the "Maturity Date"), unless earlier terminated by Lender or Borrower pursuant to the terms hereof."

         4. Amendments to Article VI:

         (a) Minimum Book Net Worth Plus Subordinated Convertible Debt. Section
6.12 is hereby amended and restated to read in its entirety as follows:

         "The Borrower will maintain, during each period described below, its Book Net Worth plus Subordinated Convertible Debt ("Adjusted Book Net Worth"), determined as at the end of each month, at an amount not less than the amount set forth opposite such period:

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                Period                  Adjusted Book Net Worth
                ------                  -----------------------

        1/1/2001 through 12/31/01               $975,000
        1/1/2002 through 3/31/2002              $630,000
        4/1/2002 through 6/30/2002              $680,000
        7/1/2002 through 9/31/2002              $0
        10/1/2002 through 12/31/2002            $0
        1/1/2003 through 3/31/2003             ($280,000)
        4/1/2003 through 6/30/2003             ($120,000)
        7/1/2003 through 9/31/2003             ($750,000)
        10/1/2003 through 12/31/2003           ($650,000)

         If the actual Adjusted Book Net Worth for the fiscal year ending December 31, 2001 is higher than Nine Hundred Seventy-Five Thousand Dollars ($975,000), the Adjusted Book Net Worth required at each month-end during the periods set forth above shall be adjusted upward dollar for dollar by the amount of such excess."

         (b) Minimum Net Income. Section 6.13 is hereby amended and restated in its entirety to read as follows:

         "The Borrower will maintain during each period described below, Minimum Net Income determined as at the end of each calendar quarter measured on a year-to-date basis, of not less than the amount set forth opposite such period:

                Period                  Minimum Net Income
                ------                  ------------------

        1/1/2001 through 12/31/2001            ($2,600,000)
        1/1/2002 through 3/31/2002             ($550,000)
        1/1/2002 through 6/30/2002             ($550,000)
        1/1/2002 through 9/31/2002             ($1,200,000)
        1/1/2002 through 12/31/2002            ($1,200,000)
        1/1/2003 through 3/31/2003             ($500,000)
        1/1/2003 through 6/30/2003             ($350,000)
        1/1/2003 through 9/31/2003             ($1,000,000)
        1/1/2003 through 12/31/2003            ($900,000)

         For the period of January 1, 2001 through December 31, 2001, the Minimum Net Income requirement stated above shall be reduced by the amount of the expenses related to Westgate's investment in Borrower up to a reduction of Two Hundred Thousand Dollars ($200,000), which will yield a Minimum Net


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Income Requirement of negative Two Million Eight Hundred Thousand Dollars
($2,800,000) for the 2001 fiscal year.

         (c) New Covenants. Section 6.14 is hereby deleted in its entirety.

         5. Amendments to Article VII.

         (a) Dividends. Section 7.5 is hereby amended by inserting the following sentence at the end thereof:

         "Nothing in this Section 7.5 prohibits the accrual of cumulative dividends payable to the holders of preferred stock provided such dividends are not actually paid."

         (b) Capital Expenditures. Section 7.10 is hereby amended and restated to read in its entirety as follows:

         "The Borrower will not incur or contract to incur Capital Expenditures of more than One Hundred Thousand Dollars ($100,000) in the aggregate during any fiscal year."

         (c) Organizational Documents; S Corporation Status. Section 7.16 is hereby amended and restated in its entirety to read as follows:

         "The Borrower will not amend its certificate of incorporation, articles of incorporation or bylaws, except by filing an amendment to Borrower's certificate of incorporation on or about December ___, 2001 in connection with the sale by Borrower of preferred stock and warrants to Westgate. The Borrower will not become an S Corporation."

         (d) Salaries. Section 7.17 is hereby amended and restated in its entirety to read as follows:

         "The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any director, officer or consultant, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment."

         (e) Change in Ownership. Section 7.18 is hereby amended and restated to read in its entirety as follows:

         "The Borrower will not issue or sell any stock of the Borrower in amounts so that a Change in Control would result."

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         6. Amendments to Article VIII and IX.

         (a) Events of Default. Section 8.1 is hereby amended as follows:

         (i) Section 8.1(c) is hereby amended by replacing each reference to "five (5) days" with a reference to "thirty (30) days". Section 8.1(k) is hereby amended and restated in its entirety to read as follows:

         "(k) An event of default shall occur under any Security Document or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing any obligations of the Borrower hereunder or under any note, and such event of default shall continue for thirty (30) days after its occurrence;"

         (ii) Section 8.1(m) is hereby amended and restated in its entirety to read as follows:

         "(m) The Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefore) or notice of any state or federal tax liens shall be filed or issued and such failure shall continue for thirty (30) days after its occurrence;"

         (iii) A new Section 8.1(q) is added to read in its entirety to read:

         "(q) A Change of Control shall occur."

         (b) Addresses for Notices, Etc. Section 9.3 is hereby amended by inserting the following after the notice address for Naturade, Inc.:

         "With a copy to:

        Westgate Group, L.L.C.
        1401 S. Brentwood Blvd.
        St. Louis, MO 63141
        Telecopier: (314) 918-7337
        Attention: Robert Vitale"

         7. Waiver of Defaults. The Borrower is in default of the following provisions of the Credit Agreement (collectively, the "Existing Defaults"):

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            Section/Covenant              Period(s) of Breach

        Section 6.12. Minimum           from 6/30/2001 through
        Adjusted Book Net Worth.        11/30/2001


        Section 6.13. Minimum Net       from 9/30/2001 through
        Income.                         11/30/2001



Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

         8. Capital Infusion. Borrower agrees that within ten (10) business days of the date of this Amendment, Borrower shall have received an equity infusion from Westgate of Two Million Five Hundred Thousand Dollars ($2,500,000) in cash. Borrower's failure to comply with this provision shall constitute an Event of Default.

         9. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

         10. Amendment Fee. The Borrower shall pay the Lender a fully earned, non-refundable fee in the amount of Fifteen Thousand Dollars ($15,000) in consideration of the Lender's execution and delivery of this Amendment that shall be due on January 31, 2002.

         11. Fee Limitation. The Borrower agrees that during any calendar year, Borrower shall not pay to Westgate and its Affiliates more than One Hundred Thousand Dollars ($100,000) for any management or other fees.

         12. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

         (a) The Borrower has all requisite power and authority to execute this Amendment to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

         (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not
(i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by- laws of the Borrower, or
(iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

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         (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

         13. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

         14. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

         15. Release. Borrower (by its execution of the attached acknowledgement) hereby absolutely and unconditionally releases and forever discharge s the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of Borrower in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor."

         The Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

         16. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower


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hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

         17. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.       NATURADE, INC.

By _______________________________      By___________________________________
Its Vice President                        Its________________________________































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